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                                                                   Exhibit 10.37

                     AMERISOURCE PRIMARY VENDOR AGREEMENT

This Agreement is made and entered into this 4th day of April, 2001 between AmeriSource Corporation (hereinafter referred to as AmeriSource) located at 1300 Morris Drive, Suite 100, Chesterbrook, PA 19087-5594 and Horizon Pharmacies, Inc. (hereinafter referred to as Pharmacy), located at 531 W. Main St., Suite 100 Denison, TX 75020.

                    STATEMENT OF THE PARTIES' INTENTIONS
                    ------------------------------------

AmeriSource and Pharmacy desire to enter into a Pharmacy Primary Vendor Agreement wherein AmeriSource shall serve as a Primary Supplier of pharmaceuticals to Pharmacy pursuant to this Agreement, and Pharmacy shall, in turn, receive special pricing and services from AmeriSource.

                              TERMS AND CONDITIONS
                              --------------------

NOW THEREFORE, In consideration of the mutual agreements herein contained and the promises herein expressed, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Parties do agree as follows:

1. TERM AND RENEWAL: The term of this Agreement shall be three (3) years commencing on the effective date of this Agreement, unless sooner terminated pursuant to the terms of this Agreement (the "Term"). This Agreement shall automatically renew thereafter for up to two (2) additional successive one (1) year periods unless either party provides to the other party written notice of its desire to terminate this Agreement at least ninety (90) days prior to the end of the initial or any renewal term. This Agreement shall apply to all pharmacy locations owned by Pharmacy as of the effective date of this Agreement as well as all pharmacy locations acquired by Pharmacy during the term hereof.

2. BREACH: Either party shall be entitled to terminate this Agreement if the other party fails to perform in any material respect any obligation required of such party hereunder, and such default continues for ten (10) days after the giving of written notice by the non-defaulting party, specifying the nature and extent of such default. Any such default that is not cured within the cure period described above is referred to herein as a "default."
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3.       PRICE OF GOODS GRID:


-----------------------------------------------------------------------------------------------------------------
                            HORIZON PHARMACIES, INC.
-----------------------------------------------------------------------------------------------------------------
   Annual Volume                    Daily Wire Transfer                 OTC                    HBC Source
    Commitment
------------------------------- ---------------------------- --------------------------- ------------------------
$*                              *                            *                           *
------------------------------- ---------------------------- --------------------------- ------------------------
$*                              *                            *                           *
------------------------------- ---------------------------- --------------------------- ------------------------
$*                              *                            *                           *
------------------------------- ---------------------------- --------------------------- ------------------------

Terms: Pharmacy shall pay by electronic funds transfer (EFT) on * terms. Payment for each day's purchases shall be due and payable * later, on a daily basis. Pharmacy shall receive a credit limit of *.

     . This proposal is offered with Pharmacy agreeing to fully participate in all AmeriSource generic formularies and applicable programs.

     Home healthcare items, AmeriSource contracted generics, Private label items, HBC Source, and certain slow-moving items are excluded from this cost pricing definition and are instead net billed.

AmeriSource reserves the right to charge and collect interest on late payments at the lesser of (i) the rate of 1.5% per month, and (ii) the highest rate allowed under applicable law, and to put the account on credit hold preventing shipment in the event of late payment.

4. INITIAL DISCOUNT: Pharmacy shall receive an additional discount *, in addition to any other discounts contemplated under this Agreement *; HOWEVER, the value of the discount shall not exceed *.

Pharmacy must be compliant with payment terms to be eligible for any discount under this paragraph.

5. DEFINITION OF COST: "Cost" means (i) the manufacturer's invoice cost on the date the order is shipped to the Pharmacy, or (ii) the contract/bid price of the item, as the case may be, in each case exclusive of discounts for prompt payment given to AmeriSource by its vendors. Any reduction in this customary discount will cause "Cost" to be increased as appropriate. Home health care items, AmeriSource contracted items, generics, Health Services Plus items, HBC Source items, Health Centre items and slow moving items are excluded from this definition of cost and are instead net billed. In


*Language has been intentionally omitted and filed seperately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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addition, special rebates given to AmeriSource on generic drugs with vendor distribution allowances do not affect the determination of Cost. All Pharmacy contracted items will be priced at the Pharmacy's negotiated contract price.

All excise, gross receipts, sales and other taxes incurred in connection with Pharmacy's purchases hereunder, other than net income taxes of AmeriSource, will be paid by Pharmacy.

6. EXCEPTIONS TO COST PLUS PRICING: The following items shall not be subject to Cost plus pricing:

     .    Trade Show purchases
     .    Generics, Vitamin Lines
     .    HBC Source
     .    Computer Services
     . Other net prices categories, including, but not limited to, Home Health Care, and School and Office supplies.

7. EARLY TERMINATION: In the event that Pharmacy commits a default hereunder, such default is not waived by AmeriSource and AmeriSource terminates this Agreement pursuant to Section 2 hereof as a result of such default, then Pharmacy shall pay AmeriSource * (the "Early Termination Penalty"). Notwithstanding the foregoing, the Early Termination Penalty shall be reduced by *. The Early Termination Penalty shall be payable to AmeriSource not later than sixty (60) days after the date that this Agreement is terminated. The Early Termination Penalty shall be in addition to any other damages owed by Pharmacy to AmeriSource as a result of a breach of this Agreement.

8. LEVEL OF PURCHASES: Pharmacy will purchase at least * of its designated goods per month, less returns, from AmeriSource under this Agreement. It is agreed and understood that the prices listed in paragraph 4 are based on AmeriSource Primary Vendor status to Pharmacy. Should Pharmacy purchase less than * of its needs from AmeriSource, *.

9. SPECIAL ORDER/ NEW ITEM REQUESTS: Special orders and/or new item requests should be forwarded to customer service at each servicing division. One-time orders will be drop-shipped directly to each store. Items will be stocked accordingly based on stated usage by Pharmacy. If there is not a significant amount of usage, the item would be handled as a one-time drop-ship item.

10. GENERIC FORMULARIES: Pharmacy agrees to participate in all AmeriSource's generic formularies at the level of *. If the level of generic purchases falls below *, AmeriSource reserves the right to adjust the overall price of goods.


*Language has been intentionally omitted and filed seperately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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11.  RETURNED GOODS: Returns shall be accepted in accordance with the
AmeriSource Returned Goods Policy and the Prescription Drug Marketing Act, and shall include the following financial terms:

     . Merchandise originally purchased from AmeriSource returned in saleable condition within 60 days of invoice date, with the AmeriSource item number and invoice date information, will be credited at * of the original invoice amount.

     . Merchandise originally purchased from AmeriSource returned in saleable condition between 61-180 days after date of invoice, with the AmeriSource item number and invoice date information, will be credited at * of cost.

     . Merchandise originally purchased from AmeriSource returned in saleable condition after 180 days of invoice date, with the AmeriSource item number and invoice date information, will receive credit based upon the respective product's manufacturer's policies.

     . Any shortages of product must be reported to the servicing division within 24 hours of invoice date to be considered for credit.

12. PRODUCT AND SHELF STICKERS: AmeriSource will make individual product stickers available to each store providing the proper information. AmeriSource will provide shelf stickers and other shelf sticker related supplies to pharmacies. Upon notification of bid award AmeriSource will distribute an account opening packet which will include, but not be limited to, Telxon OE unit, divisional contact sheet including all appropriated phone numbers, addresses, emergency procedures, etc.

13. FUTURE DISCUSSIONS-PAYMENT TERMS: Pharmacy shall pay by electronic funds transfer (EFT) on * terms. Payment for each day's purchases shall be due and payable * later, on a daily basis. Pharmacy shall receive a credit limit of *.

As Pharmacy continues to restructure its financial status, AmeriSource would be open to a review of all terms of the Agreement, including, but not limited to, payment terms. No change shall be effective until mutually agreed to in writing by both parties.

14. COST REPORTING: Pharmacy understands that rebates and discounts may need to be reported as a part of its cost for purposes of federal and/or state healthcare programs, including for purposes of 42 CFR 1001.952(h).


*Language has been intentionally omitted and filed seperately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                       4
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15. PROPRIETARY SOFTWARE: AmeriSource grants to Pharmacy a non-exclusive non-transferable license the ("License") to use the AmeriSource's proprietary software (the "Software"), including without limitation the ECHO system and the iECHO software, solely for the purposes of this Agreement at the Pharmacy locations, in accordance with, and subject to, the terms and conditions of this Agreement.

AmeriSource will provide the Software in the form of a CD-ROM, diskettes or other media containing machine-readable object-code. AmeriSource may provide the Software to Pharmacy on more than one medium. Regardless of the type or size of the medium that Pharmacy receives, Pharmacy only use the medium appropriate for its designated computer or network server.

AmeriSource or its suppliers retain all rights to the Software and related documentation (including, but not limited to any images, "applets," photographs, animations, video, audio, music and text incorporated therein, copyright, trade secrets and other proprietary rights), which are not expressly granted, to Pharmacy under this Agreement. All updates, enhancements, modifications and additions to the software developed by AmeriSource or any other entity will be the sole and exclusive property of AmeriSource.

Pharmacy agrees that it and its locations will not copy, duplicate, or prepare derivative works from any element of the Software except that (i) Pharmacy may make one (1) back-tip or archival copy of the Software at each Pharmacy location as permitted by the copyright law of the United States; and/or (ii) install the Software on a single hard disk at each Pharmacy location. Pharmacy shall not remove any copyright or proprietary rights notice included in or on any Program element, and shall reproduce all such notices in or on all copies made by Pharmacy.

16. ECHO HARDWARE: The following hardware (the "Hardware") will be provided by AmeriSource to each Pharmacy location, at additional cost, upon written request by Pharmacy:

500 MHz Processor
6.4/13 GB Hard Drive
64 MB Ram
Color Monitor (15 inch)
56K Baud Modem
Windows 98

17. PROPRIETARY SOFTWARE/HARDWARE LIMITED WARRANTY: AmeriSource warrants that the Software, if operated as directed, will perform substantially in accordance with its documentation for a period of ninety (90) days from the date of installation at each Pharmacy location. AmeriSource also warrants that the

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Hardware provided by AmeriSource, and the diskettes, CD-ROMs, or other media on which the Software is provided, will be free from defects and workmanship under normal use for a period of ninety (90) days from the date of installation at Pharmacy. Other than as set forth in this paragraph, (a) AmeriSource makes no warranty, express or implied, including without limitation, any implied warranty of merchantability or fitness for a particular purpose, and (b) no oral or written information provided by AmeriSource or its employees, agents or representatives will create any representation or warranty.

AmeriSource's entire liability, and Pharmacy's exclusive remedy, for breach of the warranties contained in this paragraph shall be, at AmeriSource's option, to
(i) repair or replace the Software so that it performs substantially in accordance with its documentation; (ii) advise Pharmacy how to achieve substantially the same functionality with the Software as described in any documentation through a procedure different from that set forth in any documentation, or (iii) replace defective media returned within ninety (90) days of the date that Pharmacy receives such defective media. Any replacement software shall not serve to extend the original ninety (90) day warranty.

18. INDEMNIFICATION: Each party agrees to indemnify, defend and hold harmless the other party, its subsidiaries, officers, directors and successors and assigns from and against all claims, losses, damages, liabilities and expenses (including but not limited to attorneys' fees and court costs) arising as a result of negligence, illegality or wrongdoing of any kind alleged or actual on the part of such party.

19. LIMITATION OF LIABILITY: In all cases, each party's liability shall be limited to actual damages proven by the other party, except as specifically provided for otherwise in this Agreement. In no event shall a party be entitled to indirect, special, consequential or punitive damages.

20. INSOLVENCY: In the event of any proceedings, voluntary or involuntary, in bankruptcy or insolvency by or against either party, the inability of either party to meet its debts as they become due, or in the event of the appointment, with or without either party's consent, of an assignee for the benefit of creditors or of a receiver, then other party shall be entitled, at its sole option, to immediately terminate this Agreement without notice.

21. INSURANCE: During the Term of this Agreement, Pharmacy shall maintain professional liability insurance in the amounts of not less than one million dollars ($1,000,000.00) per incident and five million dollars ($5,000,000.00) in the aggregate. AmeriSource shall be named on Pharmacy's policy as an additional insured.

22. ENTIRE AGREEMENT: This Agreement supersedes all prior agreements between the parties with regard to the subject matter hereof and there are no other

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understandings or agreements between them. No representations, warranties, or promises pertaining to this Agreement have been made by, or shall be binding on, any of the parties, except as expressly stated in this Agreement. This Agreement may not be changed orally, but only by an agreement signed by the party against whom enforcement of any such change is sought.

23. SEVERABILITY: If any provision or clause of this Agreement conflicts with applicable law, such conflict shall not affect other provisions of the Agreement if the provisions can be given effect without the conflicting provision. To this end the provisions of this Agreement are declared to be severable. If any provision of this Agreement is held to be invalid or unenforceable for any reason whatsoever, including any conflict with applicable law, the remaining provisions shall remain valid and unimpaired, and shall continue in full force and effect.

24. WAIVERS: Failure of either party to enforce strict performance of any obligations under this Agreement shall not constitute a waiver of such party's right to thereafter enforce every term and condition hereof.

25. FORCE MAJEURE: If either party to this Agreement is delayed in or prevented from performing any of its obligations hereunder (other than payment obligations) by reason of labor problems, inability to procure materials, power failure, restrictive government laws or regulations, acts of God or other similar events beyond the reasonable control of such party, then such performance shall be excused for the period of the delay.

26. NOTICES: All notices required to be given hereunder shall be made in writing and shall be deemed sufficiently given if delivered by certified or registered mail return receipt requested, overnight or same-day delivery (such as Federal Express or special courier), at the addresses set forth. The notice shall be effective on the date indicated on the return receipt in the case of certified or registered mail, effective on the date following the date of mailing in the case of overnight delivery and effective the date of delivery in the case of same-day delivery at the addresses below or at such addresses as may subsequently be provided in writing to the respective parties:

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Jeff Greer                                          Michael Loy
Vice President, National Accounts                   Chief Financial Officer
AmeriSource Corporation                             Horizon Pharmacies, Inc.
1300 Morris Drive, Suite 100                        531 W. Main St., Suite 100
Chesterbrook, PA 19087-5594                         Denison, TX 75020

With a copy to:                                     With a copy to:
General Counsel                                     William W. Meier, III
AmeriSource Corporation                             Hallett & Perrin, P.C.
1300 Morris Drive, Suite 100                        717 N. Harwood Street
Chesterbrook, PA 19087-5594                         Suite 1400
                                                    Dallas, TX 75201

27. GOVERNING LAW: The construction, application and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

28. ASSIGNABILITY: This Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto without the prior written consent of the other party to this Agreement.

29. CAPTIONS: The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof

30. COUNTERPARTS: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed collectively to be one agreement.

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IN WITNESS WHEREOF, the Parties, intending to be bound by the terms of this
Agreement and having the authority to bind their respective corporations, hereby execute this Agreement by placing their signatures below:

AMERISOURCE CORPORATION                       HORIZON PHARMACIES, INC.


By: /s/ Jeff Greer                            By: /s/ P. Doug Stone
    -------------------------------------         ------------------------------

Name: Jeff Greer                               Name: P. Doug Stone

Title: Vice President National Accounts        Title: Chief Operating Officer

Date: April 4, 2001                            Date: April 4, 2001
      -----------------------------------            ---------------------------



                                               By: /s/ Michael Loy
                                                   -----------------------------

                                               Name: Michael Loy

                                               Title:  Chief Financial Officer

                                               Date: April 4, 2001
                                                     ---------------------------

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